UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 12, 2009

Cliffs Natural Resources Inc.

(Exact Name of Registrant as Specified in Charter)

Ohio	1-8944	34-1464672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Public Square, Cleveland, Ohio	44114-2315
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 216-694-5700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

In 2008 and 2009, a series of unpermitted releases of tailings and tailings water occurred at the Tilden Mine, 85% of which is owned by Cliffs Natural Resources Inc. (the “Company”). Additionally, during 2008, one such release occurred at the Empire Mine, 79% of which is owned by the Company. The Michigan Department of Environmental Quality (the “MDEQ”) has issued violation notices for certain of these releases and is considering further enforcement action. The Company has undertaken, and will continue to undertake, certain clean-up actions and certain operational control changes at both mines, the costs for which have not been material to date. The Company is in discussions with the MDEQ about implementing corrective action, which it currently anticipates could result in expending $8 million to $10 million in capital, primarily for the replacement of the Tilden Tailings Line No. 7 during 2009 and 2010. These costs and the corrective actions are subject to change based on a number of factors, including the results of discussions between the Company and the MDEQ regarding the planned actions. The Company also anticipates that it will enter into consent orders with the MDEQ resolving these violations and that the MDEQ will impose a civil penalty in an amount that cannot now be reasonably ascertained. However, the Company does not believe that any such civil penalty will have a material adverse effect on its results of operations, financial position or cash flows.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLIFFS NATURAL RESOURCES INC.

By:	/s/ George W. Hawk, Jr.
Name:	George W. Hawk, Jr.
Title:	General Counsel and Secretary

Date: May 12, 2009

2